EXHIBIT 21


            SUBSIDIARIES OF WERNER ENTERPRISES, INC.
            ----------------------------------------

                                                      JURISDICTION OF
                       SUBSIDIARY                       ORGANIZATION
                   ------------------                 ---------------
1.   Werner Leasing, Inc.                                 Nebraska
2.   Gra-Gar, LLC                                         Delaware
3.   Drivers Management, LLC                              Delaware
4.   Werner Management, Inc.                              Nebraska
5.   Frontier Clinic, Inc.                                Nebraska
6.   Fleet Truck Sales, Inc.                              Nebraska
7.   Werner Global Logistics, Inc.                        Nebraska
8.   Werner Transportation, Inc.                          Nebraska
9.   Werner de Mexico, S. de R.L. de C.V.                  Mexico
10.  Werner Enterprises Canada Corporation                 Canada
11.  Werner Cycle Works, Inc.                             Nebraska
12.  Werner Leasing de Mexico, S. de R.L. de C.V.          Mexico
13.  Werner Global Logistics U.S., LLC                    Nebraska
14.  Werner Global Logistics (Barbados), SRL              Barbados
15.  Werner Global Logistics (Shanghai), Co., Ltd.         China
16.  Werner Global Logistics-Hong Kong Limited           Hong Kong
17.  Werner Fleet Truck Sales, Inc.                       Nebraska
18.  WECC, Inc.                                           Nebraska
19.  Werner Global Logistics Mexico, S. de R.L. de C.V.   Mexico